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                                                                   EXHIBIT 10.18

(FLUOR(R) LOGO)

                                                               ALAN L. BOECKMANN
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Fluor Corporation
1 Enterprise
Aliso Viejo, CA 92656-2606

March 27, 2006

Mr. John L. Hopkins
1853 Broken Bend
Westlake, TX 76262

Dear John:

It is my pleasure to inform you that I have approved a special Retention Award for you which has been structured as follows:

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AWARD AMOUNT:          $1,500,000 total award, 50% in cash credited to your
                       Fluor Deferred Compensation Program account and 50% in restricted stock.

RETENTION PERIOD:      APRIL 1, 2006 THROUGH MARCH 31, 2010.

RETENTION AGREEMENT:   CASH CREDITED TO Your Fluor Deferred Compensation Program
                       Account The initial cash award of $750,000 will be credited to a money market account. You are eligible to change the initial crediting option to other available crediting options consistent with program administration.

                       - $187,500 of the cash credited to your account will vest on March 31, 2007, if you are actively employed with the Company on that date.

                       - $187,500 of the cash credited to your account will vest on March 31, 2008, if you are actively employed with the Company on that date.

                       - $187,500 of the cash credited to your account will vest on March 31, 2009, if you are actively employed with the Company on that date.

                       - The remaining $187,500 of the cash credited to your account plus any accrued gains or losses will vest on March 31, 2010, if you are actively employed with the Company on that date.

                       You will need to make a deferral election to correspond with this award to determine how it will be distributed (a form is enclosed) within 5 days after signing this agreement.

                       Restricted Stock Component

                       $750,000 of restricted stock will be earned and vested upon completion of continuous employment through March 31, 2010.

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You will earn each portion of your Retention Award (a) if you remain continuously employed by the Company as stated above or (b) if your employment terminates prior to the above dates due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis or (iv) a Company initiated termination following a Change of Control. If in the event your employment terminates prior to an earnout date for any reason (including, without limitation, your voluntary termination or a termination for cause), then 100 percent of the unearned retention award will be forfeited.

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Mr. John L. Hopkins
March 27, 2006
Page 2 of 2


For purposes hereof, the term "Change of Control" shall be deemed to have occurred if, (a) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of Directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a "transaction"), the persons who are the Directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

You expressly agree to maintain strict confidentiality of this Retention Award. You may not disclose this agreement to anyone other than your spouse or confidential financial advisor, Alan Boeckmann, and Steve Gilbert. If disclosure is made to any other person, this award shall be forfeited.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the original to Steve Gilbert in the enclosed envelope. You should also retain a copy for your file.

If you should have any questions, please give me a call or Steve Gilbert at 949.349.2211.

Sincerely,


/s/ Alan L. Boeckmann
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Alan L. Boeckmann
Chairman and Chief Executive Officer


Agreed by:


/s/ John L. Hopkins                     March 27, 2006
-------------------------------------   Date
John L. Hopkins

cc: Steve Gilbert